Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-214721, 333-221198 and 333-227818 and Form S-8 Nos. 333-184909, 333-193016, 333-207212, 333-214722, 333-221197 and 333-227819) of La Jolla Pharmaceutical Company of our report dated March 11, 2020, relating to the consolidated financial statements of Tetraphase Pharmaceuticals, Inc. as of and for the years ended December 31, 2019 and 2018, incorporated by reference in this Current Report on Form 8-K/A of La Jolla Pharmaceutical Company.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 13, 2020